Exhibit 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to incorporation by reference in the registration statements (Nos. 333-35299, 333-89571 and 333-52302) on Form S-8 of General DataComm Industries, Inc. of our report dated January 4, 2005 relating to our audit of the consolidated balance sheets of General DataComm Industries, Inc. as of September 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended and the related schedule, which report appears in the September 30, 2004 annual report on Form 10-K of General DataComm Industries, Inc.



Eisner LLP

New York, New York
January 12, 2005


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